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                                                                    EXHIBIT 10.3


                              CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT ("Agreement"), dated as of the 1st day of April, 2000, is entered into by and between All-Star Car Wash, Inc., a Nevada corporation (the "Company"), and Mr. Greg Buttle residing at 1900 Hempstead Turnpike, East Meadow, NY 11554 (the "Consultant").

                                   WITNESSETH:

        WHEREAS, Company desires to obtain the services of the Consultant on a part time basis; and

        WHEREAS, Consultant desires to enter into this Agreement to render services to the Company upon the terms and conditions contained herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Employment. For the term provided in Section 2, the Company hereby employs the Consultant on a part time basis as its Vice President for Sports and Entertainment Marketing, and the Consultant hereby accepts that employment, upon the terms and conditions hereinafter set forth.

Term of Employment. The Consultant's term of employment under this Agreement shall commence as of April 1, 2000 and shall continue in effect through the third anniversary of the date of the closing of the acquisition by the Company or any of its subsidiary corporations of its first car wash (the "Original Term") estimated to be on or before April 1, 2000 unless extended as provided in the next sentence or unless terminated sooner as provided elsewhere in this Agreement. Notwithstanding the foregoing, on the last day of the Original Term (the "First Extension Date") and again on the one year anniversary of the First Extension Date if the Original Term is extended as provided below (the "Second Extension Date"), the term of this Agreement shall automatically be extended for one additional year unless, not later than 90 days prior to the First Extension Date or the Second Extension Date, as the case may be, the Company shall have given written notice to the Consultant that this Agreement will not be extended.





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Duties of the Consultant.

        (a) The Consultant agrees, during the term of the Consultant's employment hereunder, to devote thirty five percent (35%) of his regular working time, that is an average of not less than 14 hours per week, using his skills and best efforts, in accordance with the Company's policies and procedures, to the promotion and marketing of the car wash businesses operated by the Company and its subsidiaries, subject to such directions with respect thereto as shall be given the Consultant by the Board of Directors of the Company or the Board of Directors of E-Star Holding Corp., of which corporation the Company is a wholly owned subsidiary, or by the presidents of either the Company or of E-Star Holding Corp. The Consultant shall also perform such duties not inconsistent with his position as an executive officer of the Company, nor requiring more than the limited amount of time that the Consultant is required to devote under the terms of this Consulting Agreement, as shall be assigned to him by the president or the Board of Directors of either the Company or of E-Star Holding Corp. Unless otherwise agreed to in advance by the Company, the Consultant shall not accept any employment with any other person or entity, become self-employed in any capacity, or engage in any activities which are considered by the Company to be detrimental to the business of the Company. The Consultant shall perform his duties hereunder in such locations as the Company or its subsidiaries are conducting business from time to time, it being acknowledged that the Company and its subsidiaries intend to conduct business throughout the United States, and shall undertake reasonable business travel as may be necessary to perform his duties hereunder.

        (b) The Consultant covenants that all services to be performed by the Consultant pursuant to his employment hereunder shall be performed in accordance with all applicable legal requirements.

Termination of Agreement. During the term of the Consultant's employment hereunder, the Consultant's employment with the Company may not be terminated by the Company or the Consultant for any reason or under any circumstances, except that the Company may terminate this Agreement as follows:

        1. Upon the death of the Consultant; provided, that the Company shall pay to the estate of the Consultant the compensation which would otherwise be payable to the Consultant for one hundred eighty (180) days after the date of death.

        2. For "Cause", which for purposes of this Agreement shall mean that:

                (i) The Consultant shall have (A) committed fraud or embezzlement, (B) materially breached any of the provisions of Sections 8, 9, 10 or 12 of this Agreement, or (C) materially breached, or failed to perform and discharge, his duties hereunder.




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                (ii)    The Consultant shall have (A) been convicted of any
                        felony, (B) committed an act of moral turpitude, or (C) engaged in conduct intended to result in substantial personal enrichment of the Consultant at the expense or otherwise to the detriment of the Company or any of its affiliates or subsidiaries;

                (iii) The Consultant shall have failed to comply on a timely basis with a reasonable directive of the Board of Directors of the Company not inconsistent with the terms of this Agreement; or

                (iv) The Consultant shall have engaged in misconduct which materially injures the reputation, business, business relationships of the Company or its affiliates, monetarily or otherwise.

                Termination for Cause pursuant to Section 4(b)(i)(C) or 4(b)(ii) shall be effective only if the Consultant's material breach or failure to perform remains unremedied for thirty days after delivery by the Board of Directors of the Company to the Consultant of a written notice specifying the conduct for which this Agreement will be terminated for Cause.

                If the Consultant's employment is terminated upon the occurrence of one or more of the events specified in this subsection 4(b), then the Consultant shall only be entitled to receive his then unpaid salary (as defined in Section 5(a) prorated to the effective date of termination), and shall not be entitled to any other compensation or employment benefits for any period after the effective date of termination.

        3. Upon "disability" provided that the Company shall pay to the Consultant the compensation which would otherwise be payable to the Consultant for sixty (60) days from the effective date of termination of the Consultant's employment hereunder due to his disability. For purposes of this Agreement, "disability" means the Consultant's incapacity due to physical or mental illness, which renders the Consultant unable to perform the Consultant's duties hereunder for ninety (90) consecutive days, and, within ten (10) days after the Company notifies the Consultant in writing that the Company intends to terminate the Consultant's employment in accordance with this Section 4(c), the Consultant shall not have returned to the performance of the Consultant's duties hereunder on the part-time basis as provided in this Agreement for a period of at least thirty (30) consecutive days.

        4. In the event that on or prior to 60 days from the date hereof, the Company or a subsidiary of the Company has not consummated the first acquisition of a car wash.

Compensation.

        The Company agrees to pay the Consultant for all services rendered under this Agreement at the rate of $72,000 per year.




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 E-Star's Common Stock

        1. As further compensation to the Consultant, the Company shall cause E-Star Holding Corp ("E-Star") to issue to the Consultant, at no cost to the Consultant, an aggregate of thirty thousand (30,000) shares of E-Star's common stock (the "Initial Shares") as follows: five thousand (5,000) shares upon the execution of this Agreement and if the Consultant is then still employed by the Company an additional five thousand (5,000) shares on each of the next five half year anniversaries of the date this Agreement is executed by both the Company and the Consultant. All such shares shall be "restricted securities", as such term is defined in Rule 144(a) promulgated under the Securities Act of 1933, as amended, and the certificates evidencing such shares shall have the following legend endorsed thereon:

                           THE SHARES OF STOCK REPRESENTED BY
                           THIS CERTIFICATE HAVE NOT BEEN
                           REGISTERED UNDER THE SECURITIES ACT
                           OF 1933, AS AMENDED, AND MUST BE HELD
                           INDEFINITELY UNLESS REGISTERED UNDER
                           SUCH ACT OR UNLESS AN EXEMPTION
                           FROM SUCH REGISTRATION IS AVAILABLE.

        2. The Consultant shall not be entitled to receive any additional shares because of any extension of this Consulting Agreement.

Compensation-Fringe Benefits. The Consultant shall receive the following additional benefits, which may be extended or increased, but not reduced, by the Company in its discretion:

        1. During the term of the Consultant's employment hereunder, the Consultant shall also be eligible to participate in any of the Company's medical, dental (if any), life insurance, disability (if any) and any pension, profit sharing and stock option plan, then in effect, but only if, and to the extent, such participation is permitted by such plan.

        2. The Company shall reimburse the Consultant for business expenses reasonably incurred in connection with his employment in accordance with the Company's reimbursement practice upon presentation of adequate documentation.

Noncompetition. The Consultant covenants and agrees that during the term of his employment hereunder and for a period of up to three (3) years from the later of the (a) termination of this Agreement or (b) the termination of the Consultant's employment with the Company (regardless of the reason for such termination of employment), the Consultant shall not, directly or indirectly (i) enter into the employ of or render any services to (A) any person, or entity engaged in any enterprise that owns or operates one or more car washes within three (3) miles of any location where the Company or any of its subsidiaries operate a car wash (a "Competitive Business") or (B) any entity or enterprise involved in the consolidation of individual or group of car washes (a "Competitive Consolidating Company"), (ii) engage in any Competitive Business or any Competitive Consolidating Company for his own account; (iii) become associated with or interested in any Competitive Business or any Competitive Consolidating Company as an individual, partner, equity owner, creditor, director, manager, officer, principal,





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agent, employee, director, consultant, advisor or in any other relationship or capacity, or (iv) call on, solicit, take away, accept as a client, agent or customer or attempt to call on, solicit, take away or accept as a client, agent or customer, any individual, agent or entity that (A) was a client, agent or customer of the Company or any of its subsidiaries during the twenty four (24) month period immediately preceding any such act or (B) that was a client, agent or customer of the Company or any of its subsidiaries at any time and with which the Consultant had direct or indirect contact in the scope of the Consultant's employment by the Company. However, nothing in this Agreement shall preclude the Consultant from investing in the securities of any corporation or other business entity which is engaged in a Competitive Business or a Competitive Consolidating Company if such securities are traded on a regional or national stock exchange or quoted through an inter-dealer quotation system and if such investment does not result in the Consultant beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such competitor. Prior to accepting employment or a consulting arrangement with any business or entity competing with the Company, the Consultant shall notify the Company in writing of the name of the prospective employer, clearly describing each of such prospective employer's businesses and describing in detail the services to be performed by the Consultant in the proposed employment. The Company shall promptly notify the Consultant whether it believes that such new employment will violate the restrictions imposed upon the Consultant pursuant to the provisions of this
Section 8. The Company's response shall be made within forty-eight (48) hours after receipt of such written notification from the Consultant but the Company's response made later than 48 hours if the delay is for reasonable cause, shall also be deemed to have been timely made.

        If the Company wishes to continue the restrictions of this Section 8 for a further term, but not to exceed an additional two (2) years, the Company shall pay to the Consultant compensation at the rate of the annual salary payable to the Consultant at the time of the termination of Employee's employment pursuant to Section 5. In such event, the provisions of this Section 8 shall be applicable for so long as such additional compensation payments continue.


Confidential Data.

        1. The Consultant further agrees that during the term of employment hereunder and at all times thereafter he will keep confidential and not, directly or indirectly, divulge to anyone nor use or otherwise appropriate for the Consultant's own benefit or the benefit of any third party, any material information obtained or learned by him during the course of his employment with the Company (for the purposes of this Section 9 and Sections 10, 11, 12, 13 and 14, the term "Company" includes the Company's parent and the Company's and such parent's subsidiaries, and any successor to any such entity) relating to the operational, financial, business, or other affairs of the Company, including but not limited to pricing, marketing, customer, financial, mailing list, sales, technical, or other proprietary or non-public information, as well as designs, procedures, plans, methods, strategies, techniques of production or service, vendors, methods, confidential records, formulas, computer software programs or any portions of logic comprising said programs, clients, customers, financial planning and information, of the Company or any of its subsidiaries ("Confidential Data"). The Consultant hereby acknowledges and agrees that the prohibitions against disclosure of the Confidential Data recited herein are in





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addition to, and not in lieu of, any rights or remedies which the Company may have available pursuant to the statutory laws and/or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by the Company of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights available or remedies which it may possess in law or equity absent this Agreement.

        2. This Agreement imposes no obligation upon the Consultant with respect to Confidential Data which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the Consultant or by any other person or entity bound by a confidentiality agreement with the Company), (ii) was available to the Consultant from a source other than the Company or its directors, officers, employees, agents or advisors whom the Consultant reasonably believed was permitted to divulge such information or (iii) subject to the next two sentences, is disclosed in response to legal process. In the event the Consultant becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Data, the Consultant shall provide the Company with prompt written notice of such requirement so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Consultant agrees to furnish only that portion of the Confidential Data which is specifically required and (at the Company's expense) to exercise best efforts to obtain reliable assurance that confidential treatment will be accorded such of the disclosed information that the Company so designates.

Non-solicitation of Employees. The Consultant covenants that during the term of his employment hereunder and for a two (2) year period following the termination of the Consultant's employment for any reason whatsoever, the Consultant shall neither, directly or indirectly, induce or attempt to induce any employee of the Company or of any successor to the Company, to terminate his or her employment with the Company, and, during said period, the Consultant shall not directly or indirectly, hire, employ or recruit or cause any other person or entity to hire, employ or recruit any current or former officer, manager, supervisor or other significant employee of the Company.

Property of The Company. The Consultant acknowledges that from time to time in the course of providing services pursuant to this Agreement, the Consultant shall have the opportunity to inspect and use Confidential Data and other property, both tangible and intangible, of the Company and the Consultant hereby agrees that the Confidential Data and such other property and information shall remain the exclusive property of the Company and the Consultant shall have no right or proprietary interest in the Confidential Data or such property of the Company.

Developments and Discoveries of the Consultant. In consideration of employment of the Consultant, any and all technical information, designs, procedures, plans, methods, technique of production, services or sales development, inventions, improvements, discoveries, processes, programs or systems, in the broadest sense whether or not patentable, trademarkable, or registerable, discovered by the Consultant, either alone or with others, during the Consultant's employment with the Company or within one hundred and eighty (180) days thereafter and that (i) are based in whole or in part upon Confidential Data, or (ii) are useful in, or related to the business, work or interests of the Company, or (iii) result from any work that may be done by the Consultant for or on behalf of the Company (the "Developments"), shall be fully disclosed





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by the Consultant to the President of the Company promptly and in writing following their invention, development or discovery. The Developments shall be the sole and exclusive property of the Company as work for hire, and the Consultant hereby assigns and agrees to assign to the Company his entire right, title and interest in and to each Development. Upon the request of the Company, both during and after the Consultant's employment with the Company, the Consultant shall cooperate with the Company and its designee(s) in the procurement and maintenance, at the Company's expense and its discretion, of the patents, trademarks, service marks, copyrights or other protections of assignments, certificates or other Company's rights in such Developments and shall execute, acknowledge and deliver such assignments, certificates and other documents as the Company may consider necessary or appropriate to vest properly all rights, titles and interest therein in the Company. If a patent application, trademark, or copyright registration is filed by the Consultant or on behalf of the Consultant within one (1) year after termination or the Consultant's employment with the Company, and that otherwise relates to a portion of the Company's business with which he Consultant was involved during the Consultant's employment with the Company, it is to be conclusively presumed that the Development was conceived by the Consultant during such period of employment. The Consultant shall notify the President of the Company promptly and in writing of any such application or registration and shall assign to the Company his entire right, title and interest in and to such development and in and to such application or registration.

Equitable relief. The Consultant acknowledges that any breach of Section 9,
Section 10, Section 11 and/or Section 12 hereof cannot reasonably or adequately be compensated with monetary damages in an action at law and that a breach of any of such provisions contained in this Agreement will cause the Company irreparable injury and damage. By reason thereof, the Consultant expressly acknowledges and agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and permanent injunctive and other equitable relief, without the necessity of the Company posting of a bond and without the Company having to prove irreparable injury, likelihood of ultimately prevailing on the merits or a balancing of the equities in its favor, to prevent or curtail any breach or threatened breach of any of such Sections of this Agreement by the Consultant; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as an election of remedies or a waiver of any alternative remedies or a prohibition against the Company pursuing other legal or equitable remedies in the event of a breach of the terms hereof.

Blue Lining. In the event that any of the provisions Sections 9, 10, 11, 12 and/or 13 are deemed unenforceable by a court of competent jurisdiction because such unenforceable restriction is overly broad, then the Company and the Consultant agree that such unenforceable restriction shall be reduced as to such time, area and/or activity restricted which such court shall deem reasonable and therefore enforceable.

Sale of Shares. During the term of the Consultant's employment hereunder, the Consultant agrees not to, directly or indirectly, sell, transfer, assign or otherwise transfer during any 12-month period in excess of 5,000 shares of capital stock of the Company (or any interest therein) that was issued at any time to the Consultant pursuant to this Agreement; provided, however that the foregoing restriction shall cease to be applicable at such time as the Company's common stock is listed on the Nasdaq National Market.





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Withholding. In the event that the Consultant is eligible to receive or benefit from any form of compensation or benefits hereunder, and if the Company shall be required to withhold any amounts (the "Withholding Taxes") by reason of any federal, state or local tax laws, rules or regulations in respect of such compensation or benefit, the Company shall be entitled to deduct and withhold such amounts from any payments, to be made to, or other compensation or benefits made available to, the Consultant. In any event, the Consultant shall make available to the Company, promptly when requested by the Company, sufficient funds to meet the requirements of such withholding; and the Company shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Company out of any funds or property due or to become due to the Consultant.

Reliance. Each party to this Agreement acknowledges that each of his/its covenants contained herein is a material inducement to the other to complete and to cause him/it to complete this Agreement.

Severability. In the event of any provision of this Agreement or any word, phrase, clause, sentence or other sentence thereof (including without limitation, the geographical and temporal restriction contained herein) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws.

Amendments. This Agreement may be amended only by writing executed by each of the parties hereto.

Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto concerning the subject matter hereof and specifically supersedes all prior contracts, agreements, arrangements, communications, discussion, representations and warranties, whether oral or written, between the parties hereto.

Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York, without regard to the principles or policies or conflicts of law of such state.

Counterparts. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

Waivers. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall be effective only if in writing and no such waiver shall be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement. The failure of any party to exercise any rights or privileges under this Agreement shall not be deemed to be a waiver or extinguishment of such rights or privileges, all of which shall continue to be exercisable.





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Assignment. The Company shall at its sole discretion have the ability to assign any of its rights or obligations hereunder without prior written consent of the Consultant. The Consultant shall not assign any rights or delegate any duties hereunder without prior written consent of the Company.

Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and maybe enforced by, each of the parties to this Agreement and his/its heirs, administrators, executors, successors and permitted assigns.

Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, by facsimile, by United States mail (certified or registered, postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties, to his residence in the case of the Consultant or to its principal office in the case of the Company, with copies to parties respective attorneys as follows: if to the Company, to Feder Kaszovitz Isaacson Weber Skala & Bass, LLP, 750 Lexington Avenue, New York, NY 10022-1200, fax no. (212) 888-7776, Attn: Gabriel Kaszovitz, Esq., and if to the Consultant, to

        IN WITNESS WHEREOF, the parties have executed this Employment Agreement the day and year first above written, intending to be legally bound:


                               ALL-STAR CAR WASH, INC.


                               By: s/Bruce Bendell
                                   -----------------------
                                   Name:  Bruce Bendell
                                   Title: Director



                                   s/Greg Buttle
                                   -----------------------
                                          Greg Buttle




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